As filed with the Securities and Exchange Commission on February 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAYLOCITY HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-4066644
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 American Lane Schaumburg, Illinois 60173 (Address of Principal Executive Offices, including Zip Code)

2014 Employee Stock Purchase Plan

2014 Equity Incentive Plan

(Full title of the plan)

Steven R. Beauchamp

Chief Executive Officer

1400 American Lane

Schaumburg, Illinois 60173

(Name and address of agent for service)

(847) 463-3200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a small reporting company)	Smaller reporting company	☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share to be issued under the 2014 Equity Incentive Plan:	1,000,000(2)	$189.46(3)	$189,460,000.00	$20,670.09
Common stock, $0.001 par value per share to be issued under the 2014 Employee Stock Purchase Plan:	400,000(2)	$161.04(4)	$64,416,000.00	$7,027.79
Total	1,400,000	N/A	$253,876,000.00	$27,697.88

(1)                   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Paylocity Holding Corporation (the “Registrant”) common stock that become issuable under the Paylocity Holding Corporation 2014 Equity Incentive Plan (the “2014 Plan”) and the Paylocity Holding Corporation 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)                   Represents annual increases on January 1, 2021 to the number of shares of Registrant’s common stock reserved for issuance under the 2014 Plan and the ESPP as provided for in the 2014 Plan and the ESPP, respectively.

(3)                   Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $189.46, which represents the average of the high and low price per share of the Registrant’s common stock on January 29, 2021 as reported on the NASDAQ Global Select Market.

(4)                   Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of 85% of $189.46, which represents the average of the high and low price per share of the Registrant’s common stock on January 29, 2021 as reported on the NASDAQ Global Select Market. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be equal to 85% of the lower of the fair market value on (i) the first trading day of the offering period and (ii) the purchase date.

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 registers an additional 1,400,000 shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2014 Plan and the ESPP. Accordingly, the contents of the Registration Statements on Form S-8 relating to the 2014 Plan and the ESPP previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 27, 2014 (File No. 333-194840), February 9, 2015 (File No. 333-201983), February 12, 2016 (File No. 333-209520), February 10, 2017 (File No. 333-216001) and February 9, 2018 (File No. 333-222959) are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.

The Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020 filed with the Commission on August 7, 2020 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

b.	All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
c.	The description of the Registrant’s common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36348) filed with the Commission on March 12, 2014 pursuant to Section 12(b) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 6. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to the Registrant or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for any transaction from which the director derived an improper benefit; or
•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

The Registrant’s amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws further provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws also authorize the Registrant to indemnify any of its employees or agents and authorize the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, The Registrant’s amended and restated bylaws provide that the Registrant is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

Additionally, the Registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law and the Registrant’s amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in the Registrant’s right, arising out of the person’s services as the Registrant’s director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant also maintains directors’ and officers’ liability insurance.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-193661), declared effective by the Commission on March 18, 2014; the underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-200448), declared effective by the Commission on December 11, 2014; and Exhibit 1.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-206941), declared effective by the Commission on September 24, 2015, in each case pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.

Item 8. Exhibits

The following exhibits are incorporated by reference herein.

Number	Index to Exhibits

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193661), declared effective by the Securities and Exchange Commission on March 18, 2014).

4.2	Amended and Restated Bylaws as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-K (Registration No. 001-36348) filed on August 11, 2017).

4.3	2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193661), declared effective by the Securities and Exchange Commission on March 18, 2014).

4.4	2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193661), declared effective by the Securities and Exchange Commission on March 18, 2014).

5.1*	Opinion and consent of DLA Piper LLP (US).

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, State of Illinois on this 5th day of February, 2021.

PAYLOCITY HOLDING CORPORATION

By:	/s/ Steven R. Beauchamp
Steven R. Beauchamp
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Paylocity Holding Corporation, a Delaware corporation, do hereby constitute and appoint Steven R. Beauchamp and Toby J. Williams, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 5, 2021.

Signature	Title	Date

/s/ Steven R. Beauchamp	Chief Executive Officer (Principal Executive	February 5, 2021
Steven R. Beauchamp	Officer) and Director

/s/ Toby J. Williams	Chief Financial Officer (Principal Financial	February 5, 2021
Toby J. Williams	Officer)

/s/ Andrew Cappotelli	Chief Accounting Officer (Principal	February 5, 2021
Andrew Cappotelli	Accounting Officer)

/s/ Steven I. Sarowitz	Chairman of the Board of Directors	February 5, 2021
Steven I. Sarowitz

/s/ Virginia G. Breen	Director	February 5, 2021
Virginia G. Breen

/s/ Ellen Carnahan	Director	February 5, 2021
Ellen Carnahan

/s/ Jeffrey T. Diehl	Director	February 5, 2021
Jeffrey T. Diehl

/s/ Robin L. Pederson	Director	February 5, 2021
Robin L. Pederson

/s/ Andres D. Reiner	Director	February 5, 2021
Andres D. Reiner

/s/ Kenneth B. Robinson	Director	February 5, 2021
Kenneth B. Robinson

/s/ Ronald V. Waters, III	Director	February 5, 2021
Ronald V. Waters, III